UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2011

HANDY & HARMAN LTD.
(Exact name of registrant as specified in its charter)

Delaware	001-02394	13-3768097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, Suite N222, White Plains, New York		10604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 461-1300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 24, 2011, a special committee of the Board of Directors of Handy & Harman Ltd. (the “Company”), composed entirely of independent directors, approved a management and services fee to be paid to SP Corporate Services, LLC (“SP”) in the amount of $1,950,000 for services performed in 2010.  SP is an affiliate of Steel Partners II, L.P. (“SP II”), which owns approximately 51.9% of the Company’s outstanding common stock, and is controlled by the Chairman of the Board of Directors of the Company, Warren G. Lichtenstein.  This fee was the only consideration paid for the services of Mr. Lichtenstein, as Chairman of the Board of Directors, Glen M. Kassan, as Vice Chairman and Chief Executive Officer of the Company, John J. Quicke, as Vice President and as a director through December 2010, and Jack L. Howard and John H. McNamara, Jr., as directors, as well as other assistance from SP and its affiliates.  The services provided included management and advisory services with respect to operations, strategic planning, finance and accounting, sale and acquisition activities and other aspects of the businesses of the Company.  The Company does not have a written agreement with SP relating to the services described above.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHX CORPORATION

Dated: January 28, 2011	By:	/s/ Glen Kassan
	Name:	Glen Kassan
	Title:	Vice Chairman of the Board and Chief Executive Officer